UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  October 1, 2010

VISUALANT, INCORPORATED

(Exact name of Registrant as specified in its charter)

Nevada	0-25541	91-1948357
(State or jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
500 Union Street, Suite 406 Seattle, Washington 98101 (206) 903-1351 (Address of Registrant’s principal executive office and telephone number)

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

Visualant, Inc. (“Visualant” or the “Company”), an emerging leader in authentication systems technology, announced today that is has signed a Letter of Intent to acquire all Visualant related assets of the RATLab LLC.

The RATLab LLC is a Seattle based research and development laboratory created by Dr. Tom Furness, founder and Director of the HITLab International, with labs at Seattle, University of Canterbury in New Zealand, and the University of Tasmania in Australia. Guided by Dr. Tom Furness and Dr. Brian Schowengerdt, a research scientist in the field of optics and vision science, the RATLab LLC developed the Spectral Pattern Matching (“SPM”) technology under contract for Visualant.

With this acquisition, Visualant will consolidate all intellectual property relating to the SPM technology.  In addition to its current authentication and security applications of SPM, Visualant will now own all other applications including the important fields of medicine, agriculture, and the environment and begin the creation of the Visualant Laboratory.

Upon the closing of this asset acquisition transaction, Dr. Tom Furness and Dr. Brian Schowengerdt will continue to provide technology leadership to Visualant, under terms that are still subject to negotiation.

Visualant’s strategy over the next 18 to 24 months is to generate combined annual revenue in the range of $35 to $50 million.

The Company is proposing to acquire the Visualant related assets of the RATLab LLC as follows:

a.         One million shares (1,000,000) of Visualant common stock at closing valued at twenty cents ($0.20) per share, the price during the negotiation of this agreement.

b.         Two hundred and fifty thousand dollars ($250,000), with one hundred thousand dollars ($100,000) payable at closing and one hundred and fifty thousand dollars ($150,000) to be paid no later than the first anniversary of closing.

c.         The outstanding promissory note owing to Tom Furness in the amount of $65,000 with accrued interest is to be paid at closing.  The interest is to be calculated on a 7% annualized basis beginning September 1, 2006.

The acquisition of the Visualant related assets of the RATLab LLC is expected to close by November 30, 2010.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits –

Exhibit No.	Description

10.1	Letter of Intent dated October 1, 2010 by and between Visualant, Inc. and the RatLab LLC.

99.1	Press Release of Visualant, Inc. dated October 6, 2010 announcing the Letter of Intent to acquire the Visualant related assets of the RATLab LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Registrant: VISUALANT, INCORPORATED

By:	/s/ Mark Scott
Mark Scott, CFO

October 8, 2010

Item 9.01  Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits –

Exhibit No.	Description

10.1	Letter of Intent dated October 1, 2010 by and between Visualant, Inc. and the RatLab LLC.

99.1	Press Release of Visualant, Inc. dated October 6, 2010 announcing the Letter of Intent to acquire the Visualant related assets of the RATLab LLC.